Exhibit 10.18
APPLETON PAPERS INC.
ENHANCED SEVERANCE AGREEMENT

AGREEMENT dated as of July 1, 2010, between Appleton Papers Inc. (the "Corporation") and Jeff Fletcher (the "Key Employee").  Unless otherwise indicated, terms used herein and defined in Schedule A shall have the meanings assigned to them in Schedule A.

WHEREAS, the Corporation desires to continue to attract and retain skilled and dedicated management employees, by providing post-employment benefits in the event of certain terminations of employment; and

WHEREAS, the Corporation has employed the Key Employee in the capacity of Vice President, Financial Operations at Appleton, Wisconsin; and

WHEREAS, Key Employee has specific duties and unique talents which are of benefit to the Corporation;

NOW, THEREFORE, it is agreed as follows:

1.	Term of Agreement.

This Agreement shall become effective as of July 1, 2010 (the "Effective Date") and shall remain in effect for twelve (12) months following a Change of Control.  The Corporation may terminate this Agreement by giving the Key Employee at least twelve (12) months advance written notice of termination of the Agreement.  Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least twelve (12) months following such Change of Control.

2.	Notice of Termination of Employment.

The Key Employee agrees to give the Corporation at least one (1) month written advance notice of Key Employee's voluntary termination of employment, other than for Good Reason, if such termination occurs prior to a Change of Control.

3.	Benefits Payable Upon Termination of Employment.

(a)	Termination of Employment.

In the event that during the Term of Agreement, the Corporation terminates the employment of the Key Employee, other than for misconduct or Permanent Disability, or the Key Employee terminates employment for Good Reason, the Key Employee shall receive from the Corporation, within two (2) business days after such termination:

(i)	an amount in cash equal to fifty-two (52) weeks of Base Salary at 100% of the Key Employee’s Base Salary for the first 26 weeks and 60% of Base Salary for the second 26 weeks;

(ii)
if the bonus amounts for the Corporation's fiscal year ending prior to the Key Employee's termination date have not, prior to such termination, been paid to Corporation employees generally, an amount in cash equal to the unpaid bonuses under the Corporation's annual Key Employee bonus program, based on actual defined performance measures during such fiscal year;

(iii)	reimbursement of reasonable expenses incurred by the Key Employee for professional outplacement services by qualified consultants for a maximum of six (6) months after termination of employment; and

(iv)
until the earlier of twelve (12) months following the date of termination of employment or the date on which the Key Employee is eligible for medical and dental benefits provided by a new employer, medical and dental benefits similar to such benefits provided immediately prior to the termination in terms of (i) level of actual benefits provided; and (ii) level of Key Employee’s monetary contribution to such benefits.  Any statutory rights of the Key Employee to continued health coverage shall be governed by the Key Employee's actual date of termination; however, any such continued coverage shall be subject to open enrollment changes made for all employees within the applicable level of coverage.

(b)	Termination for Misconduct.

Nothing in this Agreement shall be construed to prevent the Corporation from terminating Key Employee's employment under this Agreement for misconduct.  Such termination shall relieve the Corporation of its obligation to make any other payments under this Agreement, except those that may be otherwise payable under then existing employee benefit plans, programs and arrangements of the Corporation.

(c)            Release of Claims.

To be eligible for and receive the benefits described in subparagraphs (a) of this Paragraph 3, Key Employee must, at the time of termination of employment, irrevocably execute a Release form prescribed by the Corporation, file it with the person, and within the time period, the Corporation prescribes, and the Release must be enforceable in all respects.  The purpose of the Release is to release the Corporation from all claims and liability arising out of the employment relationship with the Corporation, including without limitation, claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, and all other federal, state, local or other laws, regulations or rules, whether arising from statute or the common law, or in law or equity.  The Release shall be in a form that complies with regulations promulgated by the Equal Employment Opportunity Commission (“EEOC”).

4.             Trade Secrets.

Key Employee recognizes and acknowledges that the list of the Corporation’s customers and its subsidiaries’ customers, as well as other confidential information relating to the Corporation or its subsidiaries, as it may exist from time to time, is a valuable, special, and unique asset of the Corporation’s business.  The Key Employee will not, during or after the term of Key Employee's employment, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.  In the event of a breach or threatened breach by the Key Employee of the provisions of this Paragraph 4, the Corporation shall be entitled to an injunction restraining the Key Employee from disclosing, in whole or in part, this information.  The provisions of this Paragraph 4 are in supplement to, and not in derogation of, any prior agreements between the Key Employee and the Corporation concerning rights to inventions and/or confidential information.  The Corporation will be free to pursue any other remedies as it may in its discretion deem to be appropriate under the circumstances.

5.	Effect on Pension, Severance and Other Benefits.

Benefits payable under Paragraph 3 hereof shall not be counted towards any pension benefits to which Key Employee may otherwise be entitled; these benefits are also in lieu of, and not in addition to, any severance or similar benefits to which the Key Employee may otherwise be entitled under the terms of any policy, plan or program of the Corporation.  Unless expressly otherwise stated, this Agreement is not intended to deprive and does not have the effect of depriving Key Employee of any benefits to which the Key Employee may be entitled under employee benefit, disability, insurance, deferred compensation or similar plans or programs of the Corporation.

6.	Assignment.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Corporation and the Key Employee and their respective heirs, legal representatives, successors and assigns.  If the Corporation shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such success had taken place.  The provisions of this Paragraph 6 shall continue to apply to each subsequent employer of the Key Employee hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

7.	Separability Clause.

Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.	Taxation and Withholding.

The Key Employee shall be responsible for federal, state and local income taxes on the Payments due to the Key Employee hereunder.

The Corporation may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Key Employee hereunder.

9.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

10.	Entire Agreement.

This instrument contains the entire agreement of the parties, and supersedes any earlier agreement between them, relative to the matters described herein.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement, dated as of July 1, 2010.

APPLETON PAPERS INC.

By:	/s/ Mark Richards
Chief Executive Officer

KEY EMPLOYEE

By:	/s/ Jeff Fletcher
Jeff Fletcher

 Schedule A

CERTAIN DEFINITIONS

    As used in this Agreement, and unless the context requires a different meaning, the following terms have the meaning indicated:

"Base Salary" means the greater of the Key Employee's annual rate of base salary in effect on the date of the Change of Control or the date on which the Key Employee's employment terminates, determined before any deductions for salary deferrals under a non-qualified deferred compensation plan, or Internal Revenue Code Sections 125 or 402(g).

"Change of Control" means a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, as defined by the occurrence of any one of the following events:

(a)
the date upon which any one person (or persons acting as a group) acquires ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b)
the date upon which any one person (or persons acting as a group) acquires (during a 12-month period ending on the date of the most recent acquisition) ownership of Corporation stock constituting more than 35% of the total voting power of the stock of the Corporation;

(c)
the date upon which a majority of the Board of Directors are replaced during a 12-month period, and the new appointments are not endorsed by a majority of the Board prior to the date of appointment; or

(d)
the date upon which any one person (or persons acting as a group) acquires (during a 12-month period ending on the date of the most recent acquisition) assets of the Corporation having a gross fair market value of at least 40% of the total gross fair market value of all assets of the Corporation immediately prior to such acquisition.

The Compensation Committee of the Board of Directors shall certify the occurrence of a Change of Control event, provided that the occurrence of such event shall be objectively determinable and the certification decision must be ministerial in nature and not involve any discretionary authority.  The definition of Change of Control shall in all events be subject to, and interpreted in a manner consistent with, IRS Notice 2005-1 (and any subsequent applicable guidance).

"Good Reason" means:

(a)	prior to a Change of Control, without the Key Employee’s express written consent, a reduction of 25% of more of the Key Employee’s base annual salary; or
(b)	after a Change of Control:

(1)	without the Key Employee's express written consent, a decrease in the Key Employee's positions, duties, responsibilities or status from those in effect immediately prior to the Change of Control;
(2)	any failure to pay Key Employee's base annual salary, or any reduction of the Key Employee's base annual salary in effect immediately prior to the Change of Control; or
(3)	without the Key Employee's express written consent, the relocation of the principal place of the Key Employee's employment by more than 50 miles.

"Notice of Disability Termination" means written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Key Employee's employment for reason of Permanent Disability.

"Permanent Disability" means that Key Employee would be entitled to receive benefits under the Corporation’s long-term disability plan then in effect; provided, however, that any termination of the Key Employee on account of the Key Employee's Permanent Disability shall be communicated by the Corporation and shall not be effective without a Notice of Disability Termination.

CLARIFYING AMENDMENT TO APPLETON PAPERS INC.
ENHANCED SEVERANCE AGREEMENT

WHEREAS, it has come to the attention of the Corporation that the definition of a “change in control” appearing in the Appleton Papers Inc. Enhanced Severance Agreement (the “Agreement”), effective July 1, 2010, does not reflect the intention of the Corporation or the Executive, insofar as such definition would, in certain circumstances, fail to encompass a change in control by the Corporation’s corporate parent, but would, in certain circumstances, encompass an internal reorganization of the Corporation or its controlled group; and

THEREFORE, this Clarifying Amendment (“Amendment”) to the Agreement is made by and among Appleton Papers Inc. (the “Corporation”) and Jeff Fletcher (the “Key Employee”).  Capitalized terms contained in this Amendment shall have the definition set as for in the Agreement if not otherwise defined herein.  The terms and conditions of this Amendment are as follows:

1.            The definition of “Change in Control” in Schedule A of the Agreement shall be amended by deleting the last sentence thereof, and inserting in its place the following:

“The definition of Change in Control shall in all events be subject to, and interpreted in a manner consistent with, Treasury Regulation §1.409A-3(i)(5).  Solely for purposes of determining whether a Change in Control has occurred, the “Corporation” shall be defined to be the “relevant corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(ii).”

2.            This Amendment is effective November 11, 2010 and hereby becomes part of the Agreement.

3.            Except as expressly modified herein, the Agreement between the Corporation and the Key Employee shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, dated as of January 10, 2011.

                 APPLETON PAPERS INC.

                 By:           /s/ Kerry S. Arent
                 Kerry S. Arent
                 Vice President Human Resources

                 KEY EMPLOYEE

                 By:           /s/ Jeff Fletcher
                 Jeff Fletcher